FOR IMMEDIATE RELEASE
Norfolk Southern Corporation Announces Intention to Delist Notes From the NYSE
Norfolk, Va. - Dec 6, 2017 – Norfolk Southern Corporation (the "Company" or "Norfolk Southern") today publicly announced its intention to voluntarily delist from the New York Stock Exchange (the "NYSE") the Company’s (i) 9.00% Notes Due March 1, 2021, (ii) 3.25% Notes Due December 1, 2021, (iii) 3.00% Notes Due April 1, 2022, (iv) 5.59% Notes Due May 17, 2025, (v) 7.80% Notes Due May 15, 2027, (vi) 5.64% Notes Due May 17, 2029, (vii) 7.25% Notes Due February 15, 2031, (viii) 7.05% Notes Due May 1, 2037, (ix) 4.837% Notes Due October 1, 2041, (x) 3.95% Notes Due October 1, 2042, (xi) 7.90% Notes Due May 15, 2097, (xii) 6.00% Notes Due March 15, 2105, and (xiii) 6.00% Notes Due May 23, 2111 (collectively, the “Listed Notes”), as well as to deregister the Listed Notes from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, with the U.S. Securities and Exchange Commission (the "Commission"). On December 18, 2017, Norfolk Southern intends to file a Form 25 with the Commission and it is expected that the last day of trading of the Listed Notes on the NYSE will be Wednesday, December 27, 2017. Norfolk Southern does not intend to arrange for listing or registration of the Listed Notes on another exchange or for quotation in a quotation medium.

Norfolk Southern is taking this voluntary action to delist and deregister the Listed Notes because the Company believes that the costs and expenses associated with the continued listing and registration of the Listed Notes are not economically justified.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Forward-Looking Statements
This press release contains forward-looking statements about Norfolk Southern Corporation. Forward-looking statements may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect Norfolk Southern’s good-faith evaluation of information available at the time the forward-looking statements were made. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to Norfolk Southern Corporation’s annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:
Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

Investor Inquiries:
Clay Moore, 757-629-2861 (clay.moore@nscorp.com)

http://www.norfolksouthern.com

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